     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 16, 2000


                                                      REGISTRATION NO. 333-30786

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         ------------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         ------------------------------

                            HEWLETT-PACKARD COMPANY
             (Exact name of Registrant as specified in its charter)

           DELAWARE                                                94-1081436
 (State or other jurisdiction                                   (I.R.S. Employer
              of                                             Identification Number)
incorporation or organization)

                3000 HANOVER STREET, PALO ALTO, CALIFORNIA 94304
                                 (650) 857-1501
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                              ANN O. BASKINS, ESQ.
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                              3000 HANOVER STREET
                          PALO ALTO, CALIFORNIA 94304
                                 (650) 857-1501
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                   COPIES TO:

         CHARLES N. CHARNAS, ESQ.                             JOHN A. FORE, ESQ.
         MELANIE D. VINSON, ESQ.                         MICHAEL A. OCCHIOLINI, ESQ.
         Hewlett-Packard Company                       Wilson Sonsini Goodrich & Rosati
           3000 Hanover Street                             Professional Corporation
       Palo Alto, California 94304                            650 Page Mill Road
              (650) 857-1501                             Palo Alto, California 94304
                                                                (650) 493-9300

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                         ------------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / / _______________


                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is efffective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED MARCH 16, 2000


PROSPECTUS
                                 $3,000,000,000
                            HEWLETT-PACKARD COMPANY

                      By this prospectus, we may offer --

                                DEBT SECURITIES
                                  COMMON STOCK
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                    WARRANTS

            SEE "RISK FACTORS" ON PAGE 4 FOR INFORMATION YOU SHOULD
                     CONSIDER BEFORE BUYING THE SECURITIES.


Our common stock is listed on the New York Stock Exchange under the symbol "HWP." On March 15, 2000, the reported last sale price of our common stock on the New York Stock Exchange was $132.00 per share.


                            ------------------------

We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

                            ------------------------

This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

                            ------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   This prospectus is dated           , 2000

                                    SUMMARY

    This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of securities described in this prospectus in one or more offerings, up to a total dollar amount of $3,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading "Where You Can Find More Information."

HEWLETT-PACKARD COMPANY

    We were originally incorporated in California in 1947. In 1998, we were reincorporated in Delaware. Our principal executive offices are located at 3000 Hanover Street, Palo Alto, California 94304. Our telephone number is (650) 857-1501.

THE SECURITIES WE MAY OFFER

    We may offer up to $3,000,000,000 of debt securities, common stock, preferred stock, depositary shares and warrants. The prospectus supplement will describe the specific amounts, prices and terms of these securities.

    We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. Our agents and we reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. The prospectus supplement, which we will provide to you each time we offer securities, will set forth the names of any underwriters, dealers or agents involved in the sale of the securities and any applicable fee, commission or discount arrangements with them.

DEBT SECURITIES

    We may offer unsecured general obligations in the form of either senior or subordinated debt. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the "debt securities." The senior debt securities will have the same rank as all of our other unsecured, unsubordinated debt. The subordinated debt securities will be entitled to payment only after payment on our senior debt. Senior debt generally includes all indebtedness for money borrowed by us, except indebtedness that is stated to be not senior to, or to have the same rank as, or is expressly junior to the subordinated debt securities.


    The senior and subordinated debt will be issued under separate indentures between Hewlett-Packard and Chase Manhattan Bank and Trust Company, National Association, as trustee. We have summarized the general features of the debt from the indentures. We encourage you to read the indentures that are exhibits to our Registration Statement No. (333-30786) and to read our recent annual report and quarterly report. Instructions on how you can get copies of these documents are provided below under the heading "Where You Can Find More Information."


  GENERAL INDENTURE PROVISIONS THAT APPLY TO SENIOR AND SUBORDINATED DEBT

       - Neither indenture limits the amount of debt that we may issue or provides holders any protection should there be a highly leveraged transaction involving our company.

       - The indentures allow us to merge or to consolidate with another U.S. entity or convey, transfer or lease our properties and assets substantially as an entirety to another U.S. entity, as long as certain conditions are met. If these events occur, the other company will be required to assume our responsibilities on the debt, and we will be released from all liabilities and obligations (except in the case of a lease).

       - The indentures provide that holders of a majority of the total principal amount of the debt outstanding in any series may request in writing that we enter into a supplemental indenture with the trustee to change certain of our obligations or your rights concerning the debt; but to change the payment of principal, interest or to adversely effect the right to convert or certain other matters, every holder in that series must consent.

       - We may discharge the indentures and defease restrictive covenants by depositing sufficient funds with the trustee to pay the obligations when due, as long as certain conditions are met. The trustee would pay all amounts due to you on the debt from the deposited funds.

    EVENTS OF DEFAULT

    Each of the following is an event of default under the indentures:

    - Principal not paid when due,


    - Failure to make sinking fund payment for 30 days,


    - Failure to pay interest for 30 days,

    - Covenants not performed for 90 days after notice,

    - Bankruptcy, insolvency or reorganization, and

    - Any other event of default in the indenture.

    REMEDY

    Upon an event of default, other than a bankruptcy, insolvency or reorganization, the trustee or holders of 25% of the principal amount outstanding in a series may declare the outstanding principal immediately payable. Under certain circumstances, however, the holders of a majority in principal amount may rescind this action.

  GENERAL INDENTURE PROVISIONS THAT APPLY ONLY TO SENIOR DEBT SECURITIES


    The indenture relating to the senior debt securities contains covenants restricting our ability to incur liens and enter into sale and lease-back transactions.


  GENERAL INDENTURE PROVISIONS THAT APPLY ONLY TO SUBORDINATED DEBT SECURITIES

    The subordinated debt securities will be subordinated to all senior debt.

COMMON STOCK

    We may issue our common stock, par value $0.01 per share. Holders of common stock are entitled to receive dividends declared by our board of directors or an authorized committee of our board of directors. Currently, we pay a dividend of $0.16 per share per quarter. Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights. Holders of common stock have cumulative voting rights for the election of our directors in accordance with our bylaws and Delaware law.

PREFERRED STOCK AND DEPOSITARY SHARES

    We may issue our preferred stock, par value $0.01 per share, in one or more series. Our board of directors, or an authorized committee of our board of directors, will determine the dividend, voting, conversion and other rights of the series being offered and the terms and conditions relating to its offering and sale at the time of the offer and sale. We may also issue fractional shares of preferred stock that will be represented by depositary shares and depositary receipts.

WARRANTS

    We may issue warrants for the purchase of debt securities, preferred stock or common stock. We may issue warrants independently or together with other securities.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file reports, proxy statements and other information with the Securities and Exchange Commission, in accordance with the Securities Exchange Act of 1934, as amended. You may read and copy our reports, proxy statements and other information filed by us at the public reference facilities of the Securities and Exchange Commission at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the Commission are available to the public over the Internet at the Commission's World Wide Web site at http://www.sec.gov. These materials also may be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and the Pacific Exchange, Inc., 301 Pine Street, San Francisco, California 94104 and 233 South Beaudry Avenue, Los Angeles, California 90012.

    The Commission allows us to "incorporate by reference" the information we filed with it, which means that we can disclose important information by referring you to our filings with the Commission. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete.

       - Annual Report on Form 10-K for the fiscal year ended October 31, 1999.


       - Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2000.


       - The description of our common stock contained in our registration statement on Form 8-A filed with the Securities and Exchange Commission on or about November 6, 1957, and any amendment or report filed for the purpose of updating this description.

    We will provide to each person who so requests, including any beneficial owner to whom a prospectus is delivered, a copy of these filings. You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

       Investor Relations Department

       Hewlett-Packard Company

       3000 Hanover Street

       Palo Alto, California 94304

       (650) 857-1501

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                  RISK FACTORS


    Before participating in this offering you should carefully consider the risks discussed in the section of our Form 10-Q for the fiscal quarter ended January 31, 2000, entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations--Factors That Could Affect Future Results," which is incorporated in this document by reference.


                       RATIO OF EARNINGS TO FIXED CHARGES

    The ratio of earnings to fixed charges for each of the periods indicated is as follows:


                                 THREE MONTHS
                                     ENDED
                                  JANUARY 31,                  FISCAL YEAR ENDED OCTOBER 31,
                              -------------------   ----------------------------------------------------
                                2000       1999       1999       1998       1997       1996       1995
                              --------   --------   --------   --------   --------   --------   --------
Ratio of earnings to fixed
  charges...................   12.8x      15.4x      13.7x      11.4x      12.1x       7.8x      11.0x


    These computations include our consolidated subsidiaries included in continuing operations and us. For these ratios, "earnings" represents earnings from continuing operations before taxes, adjusted for minority interest in income of subsidiaries with fixed charges and undistributed earnings or loss of equity investees, plus fixed charges from continuing operations. Fixed charges consist of:

    - interest expense on all indebtedness,

    - amortization of debt discounts or premiums, and

    - a reasonable approximation of the interest factor deemed to be included in rental expense.

                                USE OF PROCEEDS

    Unless otherwise indicated in the prospectus supplement, the net proceeds from the sale of securities offered by this prospectus will be used for general corporate purposes, which may include repayment of existing indebtedness, acquisitions of products, technology and businesses, capital expenditures and to meet working capital needs. Pending such uses, we will invest the net proceeds in interest-bearing securities.

                       DESCRIPTION OF THE DEBT SECURITIES

    The debt securities will either be our senior debt securities or our subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and Chase Manhattan Bank and Trust Company, National Association, as trustee. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together, the senior indenture and subordinated indenture are called indentures. The prospectus, together with its prospectus supplement, will describe all the material terms of a particular series of debt securities.

    The following is a summary of the most important provisions and definitions of the indentures. For additional information, you should look at the applicable indenture that is filed as an exhibit to the registration statement, which includes the prospectus. In this description of the debt securities, the words "Hewlett-Packard," "we," "us" or "our" refer only to Hewlett-Packard Company and not to any of our subsidiaries.

GENERAL


    Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series. We are not limited as to the amount of debt securities we may issue under the indentures. Unless otherwise provided in a prospectus supplement, a series of debt securities may be reopened for issuance of additional debt securities of such series.


    The prospectus supplement will set forth:

    - whether the debt securities are senior or subordinated,

    - the offering price,

    - the title,

    - any limit on the aggregate principal amount,

    - the person who shall be entitled to receive interest, if other than the record holder on the record date,

    - the date the principal will be payable,

    - the interest rate, if any, the date interest will accrue, the interest payment dates and the regular record dates,


    - the interest rate, if any, payable on overdue installments of principal, premium or interest,


    - the place where payments shall be made,

    - any mandatory or optional redemption provisions,

    - if applicable, the method for determining how principal, premium, if any, or interest will be calculated by reference to an index or formula,

    - if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or the holder may elect payment to be made in a different currency,

    - the portion of the principal amount that will be payable upon acceleration of stated maturity, if other than the entire principal amount,

    - if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount which will be deemed to be the principal amount,

    - any defeasance provisions if different from those described below under "Satisfaction and Discharge--Defeasance,"

    - any conversion or exchange provisions,

    - whether the debt securities will be issuable in the form of a global security,

    - any subordination provisions if different from those described below under "Subordinated Debt Securities,"


    - any paying agents, authenticating agents or security registrars,



    - any guarantees on the debt securities,



    - any security for any of the debt securities,


    - any deletions of, or changes or additions to, the events of default or covenants, and

    - any other specific terms of such debt securities.

    Unless otherwise specified in the prospectus supplement:

    - the debt securities will be registered debt securities, and

    - registered debt securities denominated in U.S. dollars will be issued in denominations of $1,000 or multiples of $1,000.

    Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at time of issuance is below market rates.

EXCHANGE AND TRANSFER

    Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us. We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

    In the event of any potential redemption of debt securities of any series, we will not be required to:

    - issue, register the transfer of, or exchange any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing, or

    - register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.


    We have initially appointed the trustee as the security registrar. Any transfer agent, in addition to the security registrar, initially designated by us will be named in the prospectus supplement. We may designate additional transfer agents, change transfer agents or change the office of the transfer agent, change any security registrar or act as security registrar. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.


GLOBAL SECURITIES

    The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

    - be registered in the name of a depositary that we will identify in a prospectus supplement,

    - be deposited with the depositary or nominee or custodian, and

    - bear any required legends.

    No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

    - the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary,

    - an event of default is continuing, or

    - any other circumstances described in a prospectus supplement.


    As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indenture. Except in the above limited circumstances, owners of beneficial interests in a global security will not be:


    - entitled to have the debt securities registered in their names,

    - entitled to physical delivery of certificated debt securities, and

    - considered to be holders of those debt securities under the indenture.

    Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

    Institutions that have accounts with the depositary or its nominee are referred to as "participants." Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

    Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants' interests, or any participant, with respect to interests of persons held by participants on their behalf.

    Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither the trustee nor we will have any responsibility or liability for the depositary's or any participant's records with respect to beneficial interests in a global security.

PAYMENT AND PAYING AGENTS

    The provisions of this paragraph will apply to the debt securities unless otherwise indicated in the prospectus supplement. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder. The corporate trust office will be designated as our sole paying agent.

    We may also name any other paying agents in the prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

    All moneys paid by us to a paying agent for payment on any debt security which remain unclaimed for a period ending the earlier of:

    - 10 business days prior to the date the money would be turned over to the state, or

    - at the end of two years after the payment was due will be repaid to us. Thereafter, the holder may look only to us for such payment.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    We may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease its properties and assets substantially as an entirety to, any person, unless:

    - the successor, if any, is a U.S. corporation, limited liability company, partnership, trust or other entity,

    - the successor assumes our obligations on the debt securities and under the indentures,

    - immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing, and

    - certain other conditions are met.

EVENTS OF DEFAULT

    Each indenture defines an event of default with respect to any series of debt securities as one or more of the following events:

    (1) failure to pay principal of or any premium on any debt security of that series when due,

    (2) failure to pay any interest on any debt security of that series for 30 days when due,


    (3) failure to make any sinking fund payment for 30 days when due,


    (4) failure to perform any other covenant in the indenture that continues for 90 days after we are given the notice required in the indenture,

    (5) our bankruptcy, insolvency or reorganization, and

    (6) any other event of default specified in the prospectus supplement.

    An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.

    If an event of default, other than an event of default described in clause
(5) above, shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately. If an event of default described in clause (5) above shall occur, the principal amount of all the debt securities of that series will automatically become immediately due and payable. Any payment by us on the subordinated debt securities following any acceleration will be subject to the subordination provisions described below under "Subordinated Debt Securities."

    After acceleration the holders of a majority in aggregate principal amount of the outstanding securities of that series, under certain circumstances, may rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amount, have been cured or waived.

    Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

    A holder will not have any right to institute any proceeding under the indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless:

    (1) the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series,

    (2) the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding, and

    (3) the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.

    Holders may, however, sue to enforce the payment of principal, premium or interest on or after the due date without following the procedures listed in (1) through (3) above.

    We will furnish the trustee an annual statement by our officers as to whether or not we are in default in the performance of the indenture and, if so, specifying all known defaults.

MODIFICATION AND WAIVER

    The trustee and we may make modifications and amendments to the indentures with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment. We may also make modifications and amendments to the indentures for the benefit of the holders, without their consent, for certain purposes including, but not limited to:

    - providing for a successor of our company to assume the covenants under the indenture,

    - adding covenants or events of default,

    - making certain changes to facilitate the issuance of the securities,

    - securing the securities,

    - providing for a successor trustee,


    - curing any ambiguities or inconsistencies,



    - permitting or facilitating the defeasance and discharge of the securities, and



    - other changes specified in the indenture.


    However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:

    - change the stated maturity of any debt security,

    - reduce the principal, premium, if any, or interest on any debt security,

    - reduce the principal of an original issue discount security or any other debt security payable on acceleration of maturity,

    - change the place of payment or the currency in which any debt security is payable,

    - impair the right to sue for any payment after the stated maturity or redemption date,

    - if subordinated debt securities, modify the subordination provisions in a materially adverse manner to the holders of subordinated debt securities,

    - adversely affect the right to convert any debt security, or

    - change the provisions in the indenture that relate to modifying or amending the indenture.

SATISFACTION AND DISCHARGE; DEFEASANCE


    We may be discharged from our obligations on the debt securities of any series if we deposit enough money with the trustee to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.


    Each indenture contains a provision that permits us to elect either or both of the following:

    - to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding; and


    - to be released from our obligations under the following covenants and from the consequences of an event of default resulting from a breach of these and a number of other covenants:



       (1) the limitations on sale and lease-back transactions under the senior indenture,


       (2) the limitations on secured debt under the senior indenture,

       (3) covenants as to payment of taxes and maintenance of properties, and

       (4) the subordination provisions under the subordinated indenture.

    To make either of the above elections, we must deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities. This amount may be made in cash and/or U.S. government obligations. As a condition to either of the above elections, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of the action.


    If any of the above events occur, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for registration of transfer and exchange of debt securities, replacement of lost, stolen or mutilated debt securities and, if applicable, conversion and exchange of debt securities.


NOTICES

    Notices to holders will be given by mail to the addresses of the holders in the security register.

GOVERNING LAW

    The indentures and the debt securities will be governed by, and construed under, the law of the State of New York, without regard to conflicts of laws principles.

REGARDING THE TRUSTEE

    The indentures limit the right of the trustee, if it becomes our creditor, to obtain payment of claims or secure its claims.

    The trustee is permitted to engage in certain other transactions. If the trustee acquires any conflicting interest, however, and there is a default under the debt securities of any series for which they are trustee, the trustee must eliminate the conflict or resign.

SENIOR DEBT SECURITIES


    The senior debt securities will be unsecured, unless we elect otherwise, and will rank equally with all of our other unsecured and non-subordinated senior debt.


    COVENANTS IN THE SENIOR INDENTURE

    LIMITATIONS ON LIENS. Neither we nor any restricted subsidiary will issue, incur, create, assume or guarantee any secured debt without securing the senior debt securities equally and ratably with or prior to that secured debt unless the total amount of all secured debt with which the senior debt securities are not secured equally and ratably would not exceed the greater of $500 million or 10% of our consolidated net tangible assets.

    LIMITATIONS ON SALE AND LEASE-BACK TRANSACTIONS. Subject to the last paragraph of this Section, neither we nor any restricted subsidiary will enter into any lease longer than three years covering any of our principal property or any restricted subsidiary that is sold to any other person in connection with that lease unless either:

    (1) we or any restricted subsidiary would be entitled to incur indebtedness secured by a mortgage on the principal property involved in such transaction at least equal in amount to the attributable debt with respect to the lease, without equally and ratably securing the senior debt securities, pursuant to "Limitation on Liens" described above, or

    (2) an amount equal to the greater of the following amounts is applied within 180 days to the retirement of our or any restricted subsidiary's long-term debt or the purchase or development of comparable property:

    - the net proceeds from the sale,


    - the attributable debt with respect to the sale and lease-back transaction.



    However, either we or our restricted subsidiaries would be able to enter into a sale and lease-back transaction without being required to apply to net proceeds from this sale and lease-back transaction as required by (2) above if the sum of the following amounts would not exceed the greater of $500 million or 10% of our consolidated net tangible assets:



    - the total amount of the sale and lease-back transactions, and


    - the total amount of secured debt.

    DEFINITIONS RELATING TO THE SENIOR DEBT SECURITIES


    "attributable debt" with regard to a sale and lease-back transaction means the lesser of:


    (1) the fair market value of such property as determined in good faith by our board of directors, or

    (2) discounted present value of all net rentals under the lease.

    "consolidated net tangible assets" means total assets, less reserves, after deducting:

    (1) total current liabilities, excluding:

       - notes and loans payable,

       - current maturities of long-term debt,

       - current maturities of capital leases, and

    (2) certain intangible assets, to the extent included in total assets.

    "mortgage" means a mortgage, security interest, pledge, lien, charge or other encumbrance.

    "nonrecourse obligation" means indebtedness substantially related to:

    - the acquisition of assets not previously owned by us or any restricted subsidiary, or

    - the financing of any project involving the development of our or any of our restricted subsidiary's property in which the only recourse is to the assets acquired with the proceeds of the transaction or the project financed with the proceeds of the transaction.

    "principal property" means the land, improvements, buildings and fixtures owned by us or a restricted subsidiary located in the United States that constitutes our principal corporate office, any manufacturing plant or any manufacturing facility and has a book value in excess of .75% of our consolidated net tangible assets as of the determination date. Principal property does not include any property that our board of directors has determined not to be of material importance to the business conducted by our subsidiaries and us, taken as a whole.

    "restricted subsidiary" means any subsidiary that owns any principal property, but does not include:

    - any subsidiary primarily engaged in financing receivables or in the finance business, or

    - any of our less than 80%-owned subsidiaries if the common stock of the subsidiary is traded on any national securities exchange or quoted on the Nasdaq National Market or in the over-the-counter markets.

    "secured debt" means any of our debt or any debt of a restricted subsidiary for borrowed money secured by a mortgage on any principal property or any stock or indebtedness of a restricted subsidiary. Secured debt does not include:


    - mortgages on property existing at the time of acquisition of the property by us or any subsidiary, whether or not assumed,


    - mortgages on property, shares of stock or indebtedness or other assets of a corporation existing at the time it becomes a restricted subsidiary,


    - mortgages on property, shares of stock or indebtedness or other assets existing at the time of acquisition by us or a restricted subsidiary of ours (including leases), or mortgages to secure payment of all or any part of the purchase price, or to secure any debt within 12 months after the acquisition thereof, or in the case of property, the completion of construction, improvement or commencement of substantial commercial operation of the property,


    - mortgages to secure indebtedness owing to us or to a restricted subsidiary,

    - mortgages existing at the date of the senior indenture,

    - mortgages on property existing at the time the person is merged or consolidated with us or a restricted subsidiary,

    - mortgages on property at the time of a sale or lease of the properties of a person as an entirety or substantially as an entirety to us or a restricted subsidiary,

    - mortgages incurred to finance the acquisition or construction of property secured by mortgages in favor of the United States or a political subdivision of the Unites States,


    - mortgages for taxes, assessments or other governmental charges not yet due or payable without penalty that are being contested by us or a restricted subsidiary, and for which we have adequately reserved,



    - mortgages incurred in connection with an asset acquisition or a project financed with a non-recourse obligation, or



    - mortgages for materialmen's, mechanics', workmen's, repairmen's, landlord's mortgages for rent or other similar mortgages arising in the ordinary course of business in respect of obligations which are not overdue or which are being contested by us or any restricted subsidiary in good faith and by appropriate proceedings,



    - mortgages consisting of zoning restrictions, licenses, easements and restrictions on the use of real property and minor irregularities that do not materially impair the use of the real property,


    - mortgages constituting any extension, renewal or replacement of any mortgage listed above to the extent the mortgage is not increased.

SUBORDINATED DEBT SECURITIES

    The subordinated debt securities are subordinated in right of payment to the prior payment in full of all senior debt, including any senior debt securities. In the event of any dissolution, winding up, liquidation or reorganization of us, the holders of senior debt shall be entitled to receive payment in full before holders of subordinated debt securities shall be entitled to receive any payment or distribution on any subordinated debt securities.

    In the event of insolvency, upon any distribution of our assets:

       - holders of subordinated debt securities are required to pay over their share of such distribution to the trustee in bankruptcy, receiver or other person distributing the assets of the Company to pay all senior debt remaining to the extent necessary to pay all holders of senior debt in full, and

       - our unsecured creditors who are not holders of subordinated debt securities or holders of senior debt may recover less, ratably, than holders of senior debt and may recover more, ratably, than the holders of subordinated debt securities.

    DEFINITIONS RELATING TO SUBORDINATED DEBT SECURITIES

    "senior debt" means the principal, premium, if any, and unpaid interest on:

    - our indebtedness for borrowed money,

    - our obligations evidenced by bonds, debentures, notes or similar instruments,

    - our obligations under any interest rate swaps, caps, collars, options, and similar arrangements,

    - our obligations under any foreign exchange contract, currency swap contract, futures contract, currency option contract, or other foreign currency hedge arrangements,

    - our obligations under any credit swaps, caps, floors, collars and similar arrangements,

    - indebtedness incurred, assumed or guaranteed by us in connection with the acquisition by us or any of our subsidiaries of any business, properties or assets, except purchase-money indebtedness classified as accounts payable under generally accepted accounting principles,

    - our obligations as lessee under leases required to be capitalized on the balance sheet in conformity with generally accepted accounting principles,

    - all obligations under any lease or related document, including a purchase agreement, in connection with the lease of real property which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and our obligations under such lease or related document to purchase or to cause a third party to purchase such leased property,

    - our reimbursement obligations in respect of letters of credit relating to indebtedness or our other obligations that qualify as indebtedness or obligations of the kind referred to above, and

    - our obligations under direct or indirect guaranties in respect of, and obligations to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to above.


    However, senior debt shall not include any indebtedness or obligation that provides that such indebtedness or obligation is not superior in right of payment to the subordinated debt securities or provides that such indebtedness is subordinate to our other indebtedness and obligations.


    The subordinated debt securities are effectively subordinated to all existing and future liabilities of our subsidiaries. Any right we have to participate in any distribution of the assets of any of our subsidiaries upon their liquidation, reorganization or insolvency, and the consequent right of holders of senior debt securities to participate in those assets, will be subject to the claims of the creditors of such subsidiary. In addition, any claim we may have as a creditor would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.

                          DESCRIPTION OF COMMON STOCK


    Our certificate of incorporation authorizes us to issue up to 4,800,000,000 shares of common stock. As of January 31, 2000 there were approximately 1,000,112,000 shares of common stock outstanding.


    The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock have cumulative voting rights for the election of our directors in accordance with our bylaws and Delaware law. Subject to preferences applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared from time to time by the board of directors out of funds legally available for distribution, and, in the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights and is not subject to further calls or assessments by us. There are no redemption or sinking fund provisions available to the common stock. The common stock currently outstanding is validly issued, fully paid and nonassessable.

    The transfer agent and registrar for the common stock is Harris Trust and Savings Bank.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW

    We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

    (1) prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder's becoming an interested stockholder,

    (2) upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned:

       - by persons who are directors and also officers, and

       - by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

    (3) at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

    Section 203 defines "business combination" to include:

    (1) any merger or consolidation involving the corporation and the interested stockholder,

    (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder,

    (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder,

    (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder, or

    (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

    In general, Section 203 defines an "interested stockholder" as any entity or person who or which beneficially owns (or within three years did own) 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

    The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

                         DESCRIPTION OF PREFERRED STOCK


    Our certificate of incorporation authorizes us to issue up to 300,000,000 shares of preferred stock in one or more series. As of January 31, 2000, we did not have any outstanding shares of preferred stock or options to purchase preferred stock. Our board of directors, however, has the authority without shareholder consent, subject to certain limitations imposed by law or our bylaws, to issue one or more series of preferred stock at any time. The rights, preferences and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to each series. A prospectus supplement relating to each such series will specify the terms of the preferred stock as determined by our board of directors, including the following:


    - the number of shares in any series,

    - the designation for any series by number, letter or title that shall distinguish the series from any other series of preferred stock,

    - the dividend rate and whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative,

    - the voting rights of that series of preferred stock, if any,

    - any conversion provisions applicable to that series of preferred stock,

    - any redemption or sinking fund provisions applicable to that series of preferred stock,

    - the liquidation preference per share of that series of preferred stock, if any, and

    - the terms of any other preferences or rights, if any, applicable to that series of preferred stock.

    We will describe the specific terms of a particular series of preferred stock in the prospectus supplement relating to that series. The description of preferred stock above and the description of the terms of a particular series of preferred stock in the related prospectus supplement will not be complete. You should refer to the certificate of designation for complete information. The prospectus supplement will also contain a description of certain U.S. federal income tax consequences relating to the preferred stock.

    Although it has no present intention to do so, our board of directors, without stockholder approval, may issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. If we issue preferred stock, it may have the effect of delaying, deferring or preventing a change of control.

                      DESCRIPTION OF THE DEPOSITARY SHARES

    At our option, we may elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do, we will issue to the public receipts for depositary shares and each of these depositary shares will represent a fraction (to be set forth in the prospectus supplement) of a share of a particular series of preferred stock. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption and liquidation rights.

    The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary, under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

    The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

    The summary of terms of the depositary shares contained in this prospectus is not complete. You should refer to the forms of the deposit agreement, our certificate of incorporation and the certificate of amendment for the applicable series of preferred stock that are, or will be, filed with the Securities and Exchange Commission.

DIVIDENDS

    The depositary will distribute all cash dividends or other cash distributions received in respect of the series of preferred stock underlying the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date, which will be the same date as the record date for the preferred stock.

    In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary, with our approval, may adopt another method for the distribution, including selling the property and distributing the net proceeds to the holders.

LIQUIDATION PREFERENCE

    In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of each depositary share will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

REDEMPTION

    If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us and fewer than 35 or more than 60 days, unless otherwise provided in the applicable prospectus supplement, prior to the date fixed for redemption of the preferred stock and the depositary shares.

VOTING

    Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts underlying the preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder's depositary shares. The record date for the depositary will be the same date as the record date for the preferred stock. The depositary will try, as far as practicable, to vote the preferred stock underlying the depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

WITHDRAWAL OF PREFERRED STOCK

    Owners of depositary shares are entitled, upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due to the depositary, to receive the number of whole shares of preferred stock underlying the depositary shares. Partial shares of preferred stock will not be issued. Holders of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for the preferred stock.

AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT

    The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time and from time to time by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by the depositary or us only if:

    - all outstanding depositary shares have been redeemed, or

    - there has been a final distribution in respect of the preferred stock in connection with our dissolution and such distribution has been made to all the holders of depositary shares.


CHARGES OF DEPOSITARY


    We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and the initial issuance of the depositary shares, any redemption of the preferred stock and all withdrawals of preferred stock by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and other specified charges as provided in the deposit agreement to be for their accounts. The depositary may refuse to transfer depositary shares, withhold dividends and distributions and sell the depositary shares evidenced by the depositary receipt if the charges are not paid.

MISCELLANEOUS

    The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.

    Neither the depositary nor we will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither the depositary nor we will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, on information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

RESIGNATION AND REMOVAL OF DEPOSITARY

    The depositary may resign at any time by delivering a notice to us of its election to do so. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $150,000,000.

FEDERAL INCOME TAX CONSEQUENCES

    Owners of the depositary shares will be treated for Federal income tax purposes as if they were owners of the preferred stock underlying the depositary shares. As a result, owners will be entitled to take into account for Federal income tax purposes income and deductions to which they would be entitled if they were holders of such preferred stock. No gain or loss will be recognized for Federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares. The tax basis of each share of preferred stock to an exchanging owner of depositary shares will be, upon such exchange, the same as the aggregate tax basis of the depositary shares exchanged. The holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which such person owned such depositary shares.

                          DESCRIPTION OF THE WARRANTS

GENERAL

    We may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with debt securities, preferred stock or common stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of certain provisions of the warrants is not complete. For the complete terms of the warrant agreement, you should refer to the provisions of the warrant agreement that will be filed with the Securities and Exchange Commission in connection with the offering of warrants.

DEBT WARRANTS

    The prospectus supplement relating to a particular issue of warrants to issue debt securities will describe the terms of the debt warrants, including the following:

    - the title of the debt warrants,

    - the offering price for the debt warrants, if any,

    - the aggregate number of the debt warrants,

    - the designation and terms of the debt securities purchasable upon exercise of the debt warrants,

    - if applicable, the designation and terms of the debt securities that the debt warrants are issued with and the number of debt warrants issued with each debt security,

    - if applicable, the date from and after which the debt warrants and any debt securities issued with them will be separately transferable,

    - the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the price at which the debt securities may be purchased upon exercise, which may be payable in cash, securities or other property,

    - the dates on which the right to exercise the debt warrants will commence and expire,

    - if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time,

    - whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form,

    - information with respect to book-entry procedures, if any,

    - the currency or currency units in which the offering price, if any, and the exercise price are payable,

    - if applicable, a discussion of material united states federal income tax considerations,

    - the antidilution provisions of the debt warrants, if any,

    - the redemption or call provisions, if any, applicable to the debt warrants, and

    - any additional terms of the debt warrants, including terms, procedures, and limitations relating to the exchange and exercise of the debt warrants.

STOCK WARRANTS

    The prospectus supplement relating to a particular issue of warrants to issue our common stock or preferred stock will describe the terms of the warrants, including the following:

    - the title of the warrants,

    - the offering price for the warrants, if any,

    - the aggregate number of the warrants,

    - the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants,

    - if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security,

    - if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable,

    - the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the price at which such shares may be purchased upon exercise,

    - the dates on which the right to exercise the warrants shall commence and expire,

    - if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time,

    - the currency or currency units in which the offering price, if any, and the exercise price are payable,

    - if applicable, a discussion of material United States Federal income tax considerations,

    - the antidilution provisions of the warrants, if any,

    - the redemption or call provisions, if any, applicable to the warrants, and

    - any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

                              PLAN OF DISTRIBUTION

    We may sell the securities separately or together:

    - through one or more underwriters or dealers in a public offering and sale by them,

    - directly to investors, or

    - through agents.

    We may describe the securities from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time:

    - at market prices prevailing at the times of sale,

    - at prices related to such prevailing market prices, or

    - at negotiated prices.

    We will describe the method of distribution of the securities in the prospectus supplement.

    Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents in connection with the sale of securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act of 1933, as amended. As a result, discounts, commissions, or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement will identify any such underwriter, dealer or agent and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

    We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

    All debt securities will be new issues of securities with no established trading market. Underwriters involved in the public offering and sale of debt securities may make a market in the debt securities. However, they are not obligated to make a market and may discontinue market-making activity at any time. No assurance can be given as to the liquidity of the trading market for any debt securities.

    Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

                                 LEGAL MATTERS

    Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, will pass upon the validity of the issuance of the securities offered by this prospectus for us.

                                    EXPERTS

    The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended October 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the expenses, other than any underwriting discount and commissions, in connection with the issuance and distribution of the securities being registered. All amounts indicated are estimates (other than the registration fee):



Registration fee............................................  $  792,000
Trustee's fees and expenses.................................      25,000
Rating agency fee...........................................     125,000
Accounting fees and expenses................................      75,000
Printing and engraving......................................     200,000
Transfer agent and registrar fees and expenses..............      25,000
Blue sky and legal investment fees and expenses.............      25,000
Legal fees and expenses of the registrant...................     300,000
Miscellaneous...............................................      50,000
                                                              ----------
      Total.................................................  $1,617,000
                                                              ==========


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law ("Delaware Law") authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms that are sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. Our bylaws provide for the mandatory indemnification of our directors and officers to the maximum extent permitted by Delaware law. Our bylaws also provide (i) that we may modify the scope of indemnification by individual contracts with our directors and officers, and (ii) that we shall not be required to indemnify any director or officer unless the indemnification is required by law, the proceeding in which indemnification is sought was authorized in advance by our board of directors, the indemnification is provided by us, in our sole discretion pursuant to powers vested in us under the General Corporation Law of Delaware or the indemnification is required by individual contract. In addition our bylaws give us the power to indemnify our employees and agents to the maximum extent permitted by Delaware law.

    We refer you to the form of underwriting agreement to be filed as an exhibit to this Registration Statement as incorporated by reference as an exhibit to a current Report on Form 8-K for certain provisions regarding indemnification of our officers and directors by the underwriters.

ITEM 16. EXHIBITS

    The following exhibits are filed with this Registration Statement or incorporated by reference herein:


    EXHIBIT
    NUMBER                  EXHIBIT TITLE
    ------                  -------------
             1.1            Form of Underwriting Agreement.*
             3.1            Certificate of Incorporation.**
             3.2            Bylaws.**
             4.1            Form of Senior Indenture.

    EXHIBIT
    NUMBER                  EXHIBIT TITLE
    ------                  -------------
             4.2            Form of Subordinated Indenture.
             4.3            Form of Senior Debt Security (included in Exhibit 4.1).
             4.4            Form of Subordinated Debt Security (included in Exhibit
                              4.2).
             4.5            Form of Certificate of Amendment. ***
             4.6            Form of Preferred Stock Certificate. ***
             4.7            Form of Deposit Agreement. ***
             4.8            Form of Depositary Receipt (included in Exhibit 4.7).***
             4.9            Form of Warrant Agreement.***
             4.10           Form of Warrant Certificate.***
             5.1            Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                              Corporation.****
            12.1            Computation of Ratio of Earnings to Fixed Charges.
            23.1            Consent of PricewaterhouseCoopers LLP, independent auditors.
            23.2            Consent of Wilson Sonsini Goodrich & Rosati, Professional
                              Corporation (included in Exhibit 5.1).****
            24.1            Power of Attorney of certain directors and officers of
                              Hewlett-Packard Company.
            25.1            Form T-1 Statement of Eligibility of Trustee for Senior
                              Indenture under the Trust Indenture Act of 1939.****
            25.2            Form T-1 Statement of Eligibility of Trustee for
                              Subordinated Indenture under the Trust Indenture Act of
                              1939.****


------------------------

* To be filed by amendment or by a report on Form 8-K pursuant to Section 601 of Regulation S-K.

** Incorporated by reference from Registrant's Annual Report on Form 10-K for the fiscal year ended October 31, 1999.

*** To be filed as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Act of 1934.


****Previously filed.


ITEM 17. UNDERTAKINGS

    1.  The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the
                Securities Act of 1933, as amended, (the "Securities Act");

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               provided, however, that the undertakings set forth in clauses
               (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by these clauses is contained in periodic reports filed by the registrant pursuant to
               Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

    2. The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    4.  The undersigned registrant hereby undertakes that:

        (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933 as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on March 15, 2000.



                                                       HEWLETT-PACKARD COMPANY

                                                       BY:              /S/ ANN O. BASKINS
                                                            -----------------------------------------
                                                                          Ann O. Baskins
                                                               VICE PRESIDENT, GENERAL COUNSEL AND
                                                                            SECRETARY



    Pursuant to the requirements of the Securities Act of 1933, as amended, on March 15, 2000, this Registration Statement has been signed by the following persons in the capacities indicated:



                 NAME                                              TITLE
                 ----                                              -----
                   *
    -------------------------------                President and Chief Executive Officer
          Carleton S. Fiorina                    (Principal Executive Officer) and Director

                   *                        Executive Vice President Finance and Administration
    -------------------------------                     and Chief Financial Officer
           Robert P. Wayman                      (Principal Financial Officer) and Director

                   *
    -------------------------------                    Vice President and Controller
         Raymond W. Cookingham                         (Principal Accounting Officer)

                   *
    -------------------------------                               Director
           Philip M. Condit

                   *
    -------------------------------                               Director
           Patricia C. Dunn

                   *
    -------------------------------                               Director
               Sam Ginn

                   *
    -------------------------------                               Director
          Richard A. Hackborn

                 NAME                                              TITLE
                 ----                                              -----
                   *
    -------------------------------                               Director
           Walter B. Hewlett

                   *
    -------------------------------                               Director
       Dr. George A. Keyworth II

                   *
    -------------------------------                               Director
           Susan Packard Orr



*By:  /s/ ANN O. BASKINS
      --------------------------------------
      Ann O. Baskins
      ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                            EXHIBIT TITLE
---------  ------------------------------------------------------------
1.1        Form of Underwriting Agreement. *

3.1        Certificate of Incorporation.**

3.2        Bylaws.**

4.1        Form of Senior Indenture.

4.2        Form of Subordinated Indenture.

4.3        Form of Senior Debt Security (included in Exhibit 4.1).

4.4        Form of Subordinated Debt Security (included in Exhibit
           4.2).

4.5        Form of Certificate of Amendment. ***

4.6        Form of Preferred Stock Certificate. ***

4.7        Form of Deposit Agreement. ***

4.8        Form of Depositary Receipt (included in Exhibit 4.7).***

4.9        Form of Warrant Agreement.***

4.10       Form of Warrant Certificate.***

5.1        Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation.****

12.1       Computation of Ratio of Earnings to Fixed Charges.

23.1       Consent of PricewaterhouseCoopers LLP, independent auditors.

23.2       Consent of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation (included in Exhibit 5.1).****

24.1 Power of Attorney of certain directors and officers of Hewlett-Packard Company.

25.1       Form T-1 Statement of Eligibility of Trustee for Senior
           Indenture under the Trust Indenture Act of 1939.****

25.2       Form T-1 Statement of Eligibility of Trustee for
           Subordinated Indenture under the Trust Indenture Act of
           1939.****


------------------------

* To be filed by amendment or by a report on Form 8-K pursuant to Section 601 of Regulation S-K.

** Incorporated by reference from Registrant's Annual Report on Form 10-K for the fiscal year ended October 31, 1999.

*** To be filed as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Act of 1934.


****Previously filed.